Exhibit 10.59

                            SOURCE LICENSE AGREEMENT


     This Source License Agreement (the "Agreement"), dated July 13, 1999, is entered into by and between Celerity Solutions, Inc., a Delaware corporation, with offices at 270 Bridge Street, Suite 301, Dedham, Massachusetts, 02026 ("Licensor"), and HotStatus Enterprises, Inc., a California corporation, with offices at 22581 Summerfield, Mission Viejo, California, 92692 ("Licensee").

                                    RECITALS

     A. Licensor is the owner of certain computer software.

     B. Licensee desires to obtain a license to use such software, and Licensor desires to grant such a license, upon and subject to the terms and conditions contained in this Agreement.

                                    AGREEMENT

     In consideration of the foregoing recitals and the mutual covenants set forth below, the parties hereto agree as follows:

     1. Definitions. For purposes of this Agreement, each of the following terms shall have the meaning stated in this Section 1:

          1.1 Licensed Software. "Licensed Software" shall mean (a) the WMS Client Server Software, (b) the WMS COBOL Software, (c) the Swor Software, and (d) the Transportation COBOL Software.

          1.2 Swor Software. "Swor Software" shall mean the "Work", the "Portion of the Foundation" and the "Development Tools", as defined in that certain letter agreement dated June 24, 1997 between James Swor and Somerset Automation, Inc., a copy of which is attached hereto as Exhibit A.

          1.3 WMS Client Server Software. "WMS Client Server Software" shall mean the Source Code and Object Code for that certain software, the Source Code of which is described on Exhibit B attached hereto.

          1.4 WMS COBOL Software. "WMS COBOL Software" shall mean the Source Code and Object Code for that certain software, the Source Code of which is described on Exhibit C attached hereto.

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          1.5  Transportation  COBOL Software.  "Transportation  COBOL Software"
     shall mean the Source Code and Object Code for that certain software, the Source Code of which is described on Exhibit D attached hereto.

          1.6 Documentation. "Documentation" shall mean technical, user and marketing materials pertaining to the Licensed Software, together with other materials created by Licensor to facilitate the usage of Third Party Tools, all as the same shall exist on the date of this Agreement (except for the Documentation referred to in Section 3.5 below). Such materials include, without limitation, procedures manuals, text to the on-line help, database schematics, program specifications, functional specifications, flow charts, white papers, published bug lists and features lists.

          1.7 Enhancement. "Enhancement" shall mean (a) any new version, update or release of the Licensed Software or the Documentation or any prior Enhancement, (b) any change or addition that, when made or added to the Licensed Software or Documentation or any prior Enhancement, changes its utility, efficiency or functional capability, or (c) any change or addition that, when made or added to the Licensed Software or Documentation or any prior Enhancement, corrects an error, or a procedure or routine that, when observed eliminates the adverse effect of that error on the Licensed Software, Documentation or prior Enhancement.

          1.8  Licensor   Enhancements.   "Licensor   Enhancements"  shall  mean
     Enhancements which are developed by Licensor.

          1.9  Licensee   Enhancements.   "Licensee   Enhancements"  shall  mean
     Enhancements which are developed by Licensee.

          1.10 Derivative Works. "Derivative Works" shall mean any Enhancement or other work that is based upon the Licensed Software or Documentation or a prior Derivative Work thereof, such as a revision, modification, translation, abridgement, condensation, expansion, or any other form in which such preexisting works may be recast, transformed, or adapted, and that, if prepared without authorization of the owner of the copyright in such preexisting work, would constitute a copyright infringement.

          1.11 Third Party Tools. "Third Party Tools" shall mean all of the third party software utilized by Licensor to support the creation, development, maintenance and installation of the Licensed Software including, without limitation, the Third Party Tools identified on Exhibit E.

          1.12 Source Code. "Source Code" shall mean computer programming code in a form that a human, familiar with computer language, may deduce with reasonable ease, or in an encoded machine readable form, such as recordation on a magnetic tape or floppy disk, which can be processed by a computer to produce a printed document that a human, familiar with computer language, may deduce with reasonable ease.

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          1.13 Object Code.  "Object Code" shall mean computer  programming code that results when a computer translates or processes Source Code into machine language intermediate code that is not convenient to human understanding of the program logic, but which is appropriate for execution or interpretation by a computer.

          1.14 Year 2000 Compliant. "Year 2000 Compliant" shall mean that (a) the WMS Client Server Software as of the date of this Agreement accurately processes, provides and/or receives all date/time data (including calculating, comparing and sequencing) within, from, into and between centuries (including the twentieth and twenty-first centuries and the years 1999 and 2000), including leap year calculations, and (b) neither the performance nor the functionality of the WMS Client Server Software will be adversely affected in any material manner by any dates/times, prior to, on, after or spanning January 1, 2000.

          1.15 Primary Market. "Primary Market" shall mean any business entity or individual, except for (a) those individuals or entities, as of the date of this Agreement, who have purchased a license from Licensor to the Licensed Software, which are listed on Exhibit F, and (b) those individuals and entities who are listed on the Shared Leads List by Licensor pursuant to Section 3.4. In the event of any dispute concerning the Shared Leads List, the parties shall make reasonable efforts within three (3) business days to resolve such dispute with the participation of the President and/or Chief Executive Officer of the Licensor and the Licensee, provided that, if the parties are unable to resolve such dispute within three (3) business days, such disputed leads shall be assigned alternatively to Licensor and Licensee with the first such disputed lead assigned to Licensor.

          1.16 Exclusive Period. "Exclusive Period" shall mean the period commencing on the date of this Agreement and ending on the earliest to occur of (a) the date Licensor files, or has filed against it, a petition or other action under any federal or state bankruptcy or debtor relief laws, or makes an assignment for the benefit of its creditors or (b) the fifth anniversary of the date of this Agreement, or (c) the date on which the Maximum Fees have been paid to Licensor.

     2. Title.

          2.1 Licensor Title. Licensee acknowledges and agrees that, as between Licensor and Licensee, all right, title and interest in and to (a) the Licensed Software and the Documentation, as they exist as of the date of this Agreement, (b) all Licensor Enhancements, (c) all Derivative Works prepared by Licensor and (d) all copyrights and other intellectual property rights with respect to the items referred to in clauses (a), (b) and (c), shall be owned exclusively by Licensor.

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          2.2 Licensee Title.  Licensor acknowledges and agrees that, as between
     Licensor and Licensee, all right, title and interest in and to (a) all Licensee Enhancements, (b) all Derivative Works prepared by Licensee (subject to Licensor's ownership of the preexisting work from which the Derivative Work is derived, if applicable), and (c) all copyrights and other intellectual property rights with respect to the items referred to in clauses (a) and (b), shall be owned exclusively by Licensee.

     3. Grant of License.

          3.1 Grant of License by Licensor. Subject to the terms and conditions contained in this Agreement, Licensor hereby grants to Licensee a perpetual, worldwide, irrevocable, non-exclusive, assignable, transferable and sub-licensable license to (a) use (for any purpose), execute, reproduce, market and distribute the Licensed Software and Documentation, all Licensee Enhancements and other Derivative Works, and (b) make Licensee Enhancements and other Derivative Works.

          3.2 Limitation on Exercise of License. Notwithstanding Section 3.1 above, Licensee shall not, during the Exclusive Period, without the express prior written consent of Licensor, directly or indirectly, license, sublicense, sell, assign or otherwise transfer the Licensed Software, or any Licensee Enhancements to (a) any individual or business entity which is not in the Primary Market or (b) any business entity or individual that is a Direct Competitor of Licensor. For purposes of the foregoing, the term "Direct Competitor" shall mean an individual or entity that markets or distributes application software with functions similar to the licensed WMS Client Server Software or the WMS COBOL Software. A Direct Competitor shall not include individuals or entities which utilize the Licensed Software exclusively for their own internal purposes.

          3.3 Exclusivity. During the period commencing on the date of this Agreement and ending on the fifth anniversary of the date of this Agreement, Licensor shall not, without the express prior written consent of Licensee, directly or indirectly engage in the marketing, distribution or licensing of the Licensed Software to (a) any individual or business entity which has purchased a license from Licensee to the Licensed Software or any Licensee Enhancements, (b) those individuals or business entities, who, after the date of this Agreement, have been listed by the Licensee on the Shared Leads List in accordance with Section 3.4.

          3.4 Shared Leads List. Those individuals or business entities, who, during the Exclusive Period, have been verbally contacted by one party to this Agreement prior to the other party to this Agreement and such contact has shown reasonable interest in purchasing a license to the Licensed Software, or in the case of the Licensor, any Licensor Enhancements, or in the case of the Licensee, any Licensee Enhancements, shall be placed on a shared leads list (the "Shared Leads List") by the Licensor or the Licensee, as the case may be. The Shared Leads List shall include the individuals or business entities contacted, the date of first contact, who was contacted, and the level of interest by such contact. Any business entity or individual which is placed on the Shared Leads List by the Licensor or the Licensee, as the case may be, and which has not purchased a license of the Licensed Software or the Licensor Enhancements or Licensee Enhancements as aforesaid within nine (9) months from having been placed on the Shared Leads List shall expire and shall be deemed for all purposes following such date to be removed from such list. Following such removal such business entity or individual may be placed on the Shared Leads List by the party which did not last place such entity or individual on the Shared Leads List (or, following the expiration of thirty days following such removal, by the party which last placed such entity on the Shared Leads List) .. Notwithstanding the foregoing, in no event shall the Licensor or Licensee list on the Shared Leads List at any one time more than the greater of forty (40) individuals or entities or twenty (20) individuals or entities per full time sales or full time sales support persons employed by the Licensor or the Licensee, as the case may be. The initial Shared Leads List is attached hereto as Exhibit G.

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          3.5 Windows NT Version of Licensed Software.  When and if developed by the Licensor, the Licensor shall promptly deliver to the Licensee the Windows NT Version of the Licensed Software and related Documentation on the same terms and conditions as are applicable to the Licensed Software
     and  Documentation   hereunder  and  following  any  such  development  and
     delivery, the term "Licensed Software" and "Documentation" shall include for all purposes the Windows NT Version thereof and related Documentation respectively.

     4. General Terms.

          4.1 Term. The term of this Agreement shall commence on the date of this Agreement and shall continue in perpetuity (or for the longest period of time otherwise permitted by law), unless sooner terminated by Licensee as provided in Section 4.2 below.

          4.2 Acceptance of Licensed Software; Termination. Within thirty (30) days following the date of this Agreement, Licensor shall deliver to Licensee (a) copies of the Licensed Software (in both Object Code and Source Code form), including the most recent version thereof and all prior versions, and (b) copies of the Documentation. Licensee shall have a period of time not to exceed sixty days following the delivery of the foregoing to review the same. In the event that Licensee determines that the Licensed Software and Documentation are satisfactory, Licensee shall provide Licensor with written notice of acceptance thereof. Upon receipt of Licensee's written notice of acceptance, Licensor and Licensee shall promptly execute and deliver a Forbearance Agreement in the form attached hereto as Exhibit H. In the event that (A) Licensee determines that the Licensed Software and/or Documentation is/are unsatisfactory for any reason, in its sole and absolute discretion, or (B) Licensor, upon receipt of a written notice of acceptance, shall fail to promptly execute and deliver the foregoing agreements, Licensee may terminate this Agreement upon delivery to Licensor of written notice of termination.

          4.3 License Fees.

          (a) In consideration of the rights granted to Licensee under this Agreement, Licensee shall pay a license fee to Licensor of $200,000 (the "Initial Fee"), plus royalty fees ("Royalty Fees") payable based on the licensing fees booked by Licensee from its customers for the Licensed Software, as follows:

               Year 1 = 50% of  licensing  fees  booked by  Licensee
               Year 2 = 40% of  licensing  fees  booked by  Licensee
               Year 3 = 30% of  licensing  fees  booked by  Licensee
               Year 4 = 20% of  licensing  fees  booked by  Licensee
               Year 5 = 10% of  licensing  fees  booked by  Licensee

          (b) For purposes of this Agreement, "Year 1" shall be the twelve month period commencing on the date of this Agreement, "Year 2" shall be the twelve month period commencing on the first anniversary of the date of this Agreement, "Year 3" shall be the twelve month period commencing on the second anniversary of the date of this Agreement, and so on. From and after Year 5, all of the rights granted to Licensee under this Agreement shall be fully paid up and royalty-free.

          (c) Notwithstanding the foregoing, if Licensee has failed to pay Royalty Fees to Licensor in the amount of not less than an aggregate of $500,000 prior to the end of Year 5, the Licensee shall continue to pay Royalty Fees to Licensor at the rate of 10% of licensing fees actually received by Licensee in each year subsequent to the end of Year 5 until such time as the aggregate Royalty Fees paid by Licensee to Licensor hereunder shall equal $500,000. Notwithstanding any of the terms or provisions of this Agreement, in no event shall the aggregate of the Initial Fee and the Royalty Fees to be paid by Licensee to Licensor hereunder exceed $1,750,000 (the "Maximum Fees"). For purposes of the foregoing, amounts paid to Luc Ringuette pursuant to Section 4.5 below and amounts withheld pursuant to Section 5 and/or Section 10.2 shall be deemed to be Royalty Fees paid to the Licensor.

          (d) Licensee will pay the Initial Fee through a reduction in the outstanding amount owed by Licensor under that certain Non-Negotiable Promissory Note and Security Agreement dated December 8, 1997 in the original principal amount of $448,116 executed by Licensor in favor of Luc Ringuette (the "Ringuette Note"). For purposes of this Agreement, licensing fees shall be "booked" by Licensee upon the execution by Licensee of a binding agreement with a third party with respect to the Licensed Software, provided, however, that Licensee shall pay the Royalty Fees related to such booked revenue within ten (10) days following Licensee's receipt from its customers of the licensing fees to which such Royalty Fees relate.

          4.4 Minimum Royalty Fees. Notwithstanding paragraph (a) of Section 4.3 above, but subject to paragraph (c) of Section 4.3, the minimum per server Royalty Fee during Years 1 through 5 shall not be less than the amounts specified on Exhibit I attached hereto based upon the year in which the license fee in question is booked.

          4.5 Earn-Out Payments to Luc Ringuette. Notwithstanding the foregoing, Licensee shall deduct and pay to Luc Ringuette, as payments on the Ringuette Note, 50% of the Royalty Fees otherwise payable to Licensor, until the Ringuette Note has been paid in full.


     5. Year 2000 Complaint. Licensor shall use reasonable efforts to correct errors in the WMS Client Server Software and the Swor Software which causes the WMS Client Server Software and the Swor Software to be non-Year 2000 Complaint. Upon discovering any such error, Licensee and Licensor shall submit a written detailed report to the other party describing such error. Licensor shall then use reasonable efforts to correct the error, provided, however, that if Licensor acknowledges in writing its inability to correct any error or fails to correct such error within a reasonable time following the discovery thereof, the Licensee may develop License Enhancements to correct such error and offset the reasonable cost of such error correction against Royalty Fees otherwise payable by Licensee to Licensor pursuant to Section 4.3. If Licensee develops such Licensee Enhancements, Licensee shall deliver the same to Licensor without cost to Licensor (other than the offset to the Royalty Fees referred to above) upon Licensor's execution and delivery to Licensee of a license agreement with respect thereto in such form as may reasonably be requested by Licensee.

     6. Protection of Proprietary Rights.

          6.1 Confidentiality Obligations of Licensee; Copyright Notices. Licensee shall protect the confidentiality of the Licensed Software, the Documentation, and all Licensor Enhancements, using at least as great a degree of care as it uses in protecting its own highly valuable and confidential trade secrets, but no less than a reasonable degree of care under the circumstances. Licensee shall not remove from any copies of the Licensed Software, the Documentation, or any Licensor Enhancements any copyright notice of Licensor appearing thereon, and shall include such copyright notice at the appropriate place on each copy of the Licensed
     Software,  the  Documentation,   and  all  Licensor  Enhancements  made  by
     Licensee.

          6.2 Trademarks. Licensee acknowledges that Licensor shall continue to exclusively own all right, title and interest in and to all trademarks currently used by Licensor in connection with the Licensed Software and the Documentation and Licensee further acknowledges and agrees that it shall not, except as expressly authorized by this Agreement,in any way utilize such trademarks without the express written consent of Licensor. Notwithstanding the foregoing but subject to the terms and conditions contained in this Agreement, Licensor hereby grants Licensee a non-exclusive, assignable, transferrable and sub-licensable license to use, for a period of two (2) years from the date of this Agreement, any and all trademarks and logos of Licensor, which Licensor has heretofore used in connection with the marketing, distribution and/or licensing of the Licensed Software. Following such two-year period, Licensee shall cease the use of all such trademarks and logos and shall cause any third party to which Licensee has licensed, sublicensed, assigned or otherwise transferred the right to use such trademarks to also cease the use of the same.

          6.3 Confidentiality Obligations of Licensor; Copyright Notices. Licensor shall protect the confidentiality of all Licensee Enhancements, using at least as great a degree of care as it uses in protecting its own highly valuable and confidential trade secrets, but no less than a reasonable degree of care under the circumstances. Licensor shall not remove from any copies of the Licensee Enhancements any copyright notice of Licensee appearing thereon, and shall include such copyright notice at the appropriate place on each copy of the Licensee Enhancements made by Licensor.

          6.4 Residuals. Each of the parties acknowledges that during the course of the exercise of the rights and obligations granted or imposed by this Agreement the parties will be given access to confidential information belonging to each other. Each of the parties shall be free, either during the term of this Agreement or thereafter, to use for any purpose the
     "residuals" resulting from access to or work with such confidential information. The term "residuals" for purposes of this Agreement shall mean non-confidential information which may be retained by either party, including non-confidential ideas, concepts, know-how or techniques contained therein. Accordingly, but without limiting the generality of the foregoing, either party shall be free to use "residuals" to develop software which is similar to and/or competitive with software belonging to either party to which either party is given access during the course of the exercise of the rights and obligations granted or imposed under this Agreement, and the other party shall neither have any right, title or interest therein, nor shall it be entitled to receive royalties with respect thereto.

          6.5 Limitations on Confidentiality. The restrictions set forth in Sections 6.1 and 6.3 above respecting confidentiality shall not apply to any material which is (a) rightfully in the public domain; (b) rightfully received by the receiving party from a third party without any obligation of confidentiality imposed by the owner of the material in question or applicable law; (c) rightfully known to the receiving party without any limitation on use or disclosure prior to its receipt from the other party;
     (d) independently developed by personnel of the receiving party; or (e) generally made available to third parties by the owner of the material in question without restriction on disclosure. In the event that either party is requested or required by any tribunal, court or governmental agency (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, formal request or similar process) to disclose the confidential material of the other party, the party who has been so requested or required shall provide the other party with prompt notice of such request(s) so that such party may seek an appropriate protective order and/or waive the other party's compliance with the provisions of Section 6.1 or 6.3, as the case may be. If, in the absence of a protective order or the receipt of a waiver from the owner of the material in question, the other party is nevertheless advised by its counsel in writing that it is required under applicable law to disclose the information so requested to such tribunal, court or governmental agency, such party may disclose such information to such tribunal, court or governmental agency without liability under this Agreement.

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     7. Competitive Software;  Competition.  Licensor acknowledges that Licensee may at any time after the date of this Agreement develop, market, distribute and/or license software products similar to and/or competitive with the Licensed Software, the Licensor Enhancements and/or the Licensee Enhancements, and that nothing contained in this Agreement shall limit in any way Licensee's right to do so.

     8. Disclaimer of Warranties.

          8.1 Disclaimer of Licensor's Warranties. Licensee acknowledges and agrees that, except as stated in Section 9 below and Section 5 above, the Licensed Software and Documentation will be provided to Licensee "as is." EXCEPT AS SPECIFICALLY PROVIDED, IN THIS AGREEMENT LICENSOR EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES PERTAINING TO THE LICENSED SOFTWARE AND THE DOCUMENTATION, OR THE USE THEREOF, INCLUDING BUT NOT LIMITED TO, ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     9. Representations and Warranties.

          9.1 Representations and Warranties by Licensor. Licensor hereby represents and warrants to Licensee that (a) Licensor is the sole owner of all right, title and interest in and to the Licensed Software and the Documentation as the same exist as of the date of this Agreement, and of all copyrights and other intellectual property rights with respect thereto,
     (b) Licensor will be the sole owner of all right, title and interest in and to any and all Licensor Enhancements which may hereafter be delivered by Licensor to Licensee, and of all copyrights and other intellectual property rights with respect thereto, and (c) Licensee's exercise of the rights granted to it under this Agreement with respect to the Licensed Software, the Documentation and all Licensor Enhancements will not violate any copyright or other intellectual property right of any other person or entity.

     10. Additional Covenants.

          10.1 Hiring of Employees. Licensor and Licensee each acknowledge that it would receive substantial value and that the other would be deprived of the benefits of its work force if it were to hire any person who is, as of the date of this Agreement, a full-time employee of the other party, unless at least twelve months shall have elapsed between the termination of such person's employment with one party and his or her hiring by the other party. It is further acknowledged that a breach of this Section 10.1 would result in injury to the non-breaching party that would be difficult or impossible to accurately ascertain. Therefore, because of the impossibility of ascertaining actual damages, it is agreed that in the event of a breach of this Section 10.1, the breaching party will pay to the other party with respect to each such breach the sum of Fifty Thousand Dollars ($50,000), as liquidated damages and not as a penalty. The parties agree that the amount of liquidated damages specified herein represents a reasonable approximation of the damages which would be incurred as a result of the breach of this Section 10.1.

          10.2 Third Party Tools. Licensor shall, commencing on the date of this Agreement and ending six months after the date of this Agreement, update all of its Third Party Tools such that the releases of the same utilized by Licensor are available to Licensee from, and supported by, the vendors of all such Third Party Tools, and shall ensure that the Licensed Software has not been adversely affected by such upgrades. If Licensor is unable to modify the Licensed Software to compile with the Third Party Tools that are supported as of the date of this agreement by the Third Party Tools vendors, then the Licensee may develop Licensee Enhancements to the Licensed Software to enable it to work with the supported Third Party Tools , and Licensee shall offset the cost of such Licensee Enhancements from any Royalty Fees (see Section 4.3), and such offsets will terminate upon the fifth anniversary of the date of this Agreement. For purposes of the foregoing sentence, "cost" shall mean the actual cost of the employee 's salary and benefits or the actual cost of the fees for consultants for the reasonable time of developing the Licensee Enhancements to enable the Licensed Software to compile with the supported Third Party Tools. If the Licensee is unable to obtain supported Third Party Tools as a result of any Third Party Tools upgrade issues, mentioned herein, the Licensor will provide to the Licensee a transferred license for such Third Party Tools to be reimbursed by the Licensee at the Licensor's cost for such license. If Licensee develops Licensee Modifications as contemplated by the second sentence of this Section 10.2, Licensee shall deliver such Licensee Enhancements to Licensor without cost to Licensor (other than the offset to Royalty Fees referred to above) upon Licensor's execution and delivery to Licensee of a license agreement with respect thereto in such form as may reasonably be requested by Licensee.

          10.3 Termination of Prior Agreement. Licensor hereby terminates in its entirety, effective as of the date of this Agreement, that certain Consulting Agreement dated December 8, 1997 entered into by Licensor and Luc Ringuette.

          10.4 Customer Site Visits and References, and Support. Licensor and Licensee each acknowledge the value of providing to each other customer site visits and references, from each other's customers, in the sales and marketing of the Licensed Software, the Licensor Enhancements and the Licensee Enhancements. Therefore, both parties agree, that for a period of 1 year from the date of this Agreement, upon request and reasonable notice, and with the customer's approval, to provide such customer site visits and references to each other. Both parties also agree, for a period of 1 year from the date of this Agreement, upon request and reasonable notice, to provide the other party with sales and marketing and technical assistance with respect to the sales and marketing of the Licensed Software, the Licensor Enhancements and the Licensee Enhancements.

     11. Indemnification.

          11.1 Indemnification by Licensor. Licensor shall indemnify, defend, and hold Licensee harmless from and against any and all losses, liabilities, claims, obligations, costs and expenses, including but not limited to reasonable attorneys' fees, suffered or incurred by Licensee as the result of the inaccuracy of any representation or warranty made by Licensor in this Agreement, or the breach by Licensor of any of its covenants or obligations under this Agreement; provided, however, that in no event shall Licensor's liability hereunder exceed $200,000.

          11.2 Indemnification by Licensee. Licensee shall indemnify, defend, and hold Licensor harmless from and against any and all losses, liabilities, claims, obligations, costs and expenses, including but not limited to reasonable attorneys' fees, suffered or incurred by Licensor as the result of the inaccuracy of any representation or warranty made by Licensee in this Agreement, or the breach by Licensee of any of its covenants or obligations under this Agreement.

     12. Miscellaneous.

          12.1 Modification. No amendment or addition to, or modification of, any provision contained in this Agreement shall be effective unless fully set forth in writing signed by both of the parties hereto.

          12.2 Attorneys' Fees. In the event of any arbitration or proceeding arising out of or related to this Agreement, the prevailing party shall be entitled to recover from the other party all of the prevailing party's costs and expenses incurred in connection with such arbitration or proceeding, including court costs and reasonable attorneys' fees.

          12.3 Choice of Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, irrespective of such state's choice-of-law principles.

          12.4 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and is the final, complete and exclusive expression of the terms and conditions thereof. All prior or contemporaneous agreements, representations, negotiations and understandings of the parties hereto, oral or written, express or implied, are hereby superseded and merged herein.

          12.5 Captions. The captions of the sections and subsections of this Agreement are inserted solely for convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

          12.6 General Interpretation. The terms of this Agreement have been negotiated by the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent. This Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing such instrument or any portion thereof to be drafted, or in favor of the party receiving a particular benefit under the agreement. No rule of strict construction will be applied against any person.

          12.7 Notices. All notices, requests, demands, and other communications required to or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been duly given (i) when hand delivered to the other party; or (ii) when received when sent by telex or facsimile at the address and number set forth below (provided, however, that notices given by facsimile shall not be effective unless either (a) a duplicate copy of such facsimile notice is promptly given by depositing the same in a United States post office with first-class postage prepaid and addressed to the parties as set forth below, or (b) the receiving party delivers a written confirmation of receipt for such notice either by facsimile or any other method permitted under this Section; additionally, any notice given by telex or facsimile shall be deemed received on the next business day if such notice is received after 5:00 p.m. (recipient's time) or on a nonbusiness day); or (iii) three (3) business days after the same have been deposited in a United States post office with first class or certified mail return receipt requested postage prepaid and addressed to the parties as set forth below; or (iv) the next business day after the same have been deposited with a national overnight delivery service reasonably  approved by the  parties  (Federal  Express  and DHL  WorldWide
     Express being deemed approved by the parties), postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

         If to Licensor:

                  Celerity Solutions, Inc.
                  270 Bridge Street
                  Suite 301
                  Dedham, MA 02026
                  Attention: Chief Executive Officer
                  FAX (781) 329-1655

         If to Licensee:

                  HotStatus Enterprises, Inc.
                  23120 Alicia Parkway
                  Suite 206
                  Mission Viejo, CA 92692
                  Attention: Luc Ringuette
                  FAX (214) 953-7556

     Each party shall make an ordinary, good faith effort to ensure that it will accept or receive notices that are given in accordance with this Section, and that any person to be given notice actually receives such notice. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section by giving the other party written notice of the new address in the manner set forth above.

          12.8 Relationship of Parties. Each party acknowledges that it is an independent entity and is not subject to the control of the other party in any manner except as otherwise expressly provided herein. Nothing contained herein shall be construed to constitute the parties as partners or joint venturers, or to render either party liable for any of the debts or obligations of the other party. Neither party has any authority to bind the other party in any manner whatsoever except as otherwise expressly provided herein.

          12.9 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute but one and the same instrument.

          12.10 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns, provided, however, that during the Exclusive Period, Licensee may not assign this Agreement or any right to the Licensed Software to any Direct Competitor.

IN WITNESS WHEREOF, the parties hereto have executed this Source License Agreement.

                              CELERITY SOLUTIONS, INC.



                              By:______________________________________

                              Its:______________________________________


                              HOTSTATUS ENTERPRISES, INC.



                              By:_______________________________________

                              Its:______________________________________



                              The undersigned acknowledges and agrees (i) that the payment of the Initial Fee referenced in
                              Section 4.3 shall be paid by a reduction of the outstanding amount owed on the Ringuette Note,
                              (ii) to accept the payments  referenced in Section
                              4.5 in satisfaction of amounts due under the Ringuette Note and (iii) to be bound by the terms of Section 10.3.

                               ______________________________________
                               Luc Ringuette

                                    EXHIBIT A

               LETTER AGREEMENT WITH JIM SWOR DATED JUNE 24, 1997



This exhibit was not considered material information and therefore has not been included in the filing July 13, 1999 10K filing.

                                    EXHIBIT B

                    DESCRIPTION OF WMS CLIENT SERVER SOFTWARE

     The WMS Client Server Software is all of the client-server software that Celerity obtained through the acquisition of Somerset Automation, Inc., on December 8, 1997, plus all of the subsequent versions which have been developed from the date of that acquisition through the date of this Agreement. Without limiting the generality of the foregoing, the WMS Client Server Software is further defined, without any limitation, as a system that (a) provides receiving through shipping functionality, in paper and/or radio frequency modes, for the management of material and labor throughout a warehouse and/or multiple warehouses from one computer, (b) transfers information with various customer systems either through a customer specific interface or as a non-custom parameter file based and real-time driven interface, (c) interfaces with material handling devices such as conveyors, carousels, hand held, and bar code equipment, (d) utilizes many Third Party Tools for the development and maintenance of its versions, and (e) incorporates all of the functionality at the Licensor's past and/or current customers.

     Capitalized terms which are used in this Description of WMS Client Server Software and which are not otherwise defined herein shall have the meaning given to them in the Agreement.

                                    EXHIBIT C

                        DESCRIPTION OF WMS COBOL SOFTWARE



     The WMS COBOL Software is all of the COBOL software that Celerity obtained through the acquisition of Somerset Automation, Inc., on December 8, 1997, plus all of the subsequent versions which have been developed from the date of that acquisition through the date of this Agreement. Without limiting the generality of the foregoing, the WMS COBOL Software is further defined, without any limitation, as a system that (a) provides receiving through shipping functionality, in paper and/or radio frequency modes, for the management of material and labor throughout a warehouse and/or multiple warehouses from one computer, (b) transfers information with various customer systems either through a customer specific interface or as a non-custom standard Electronic Data Interchange interface, (c) interfaces with material handling devices such as conveyors, carousels, hand held, and bar code equipment, (d) interfaces in both real time and batch mode with the Transportation COBOL Software, (e) utilizes many Third Party Tools for the development and maintenance of its versions, and
(f) incorporates all of the functionality at the Licensor's past and/or current customers.

     Capitalized terms which are used in this Description of WMS COBOL Software and which are not otherwise defined herein shall have the meaning given to them in the Agreement.

                                    EXHIBIT D

                  DESCRIPTION OF TRANSPORTATION COBOL SOFTWARE


     The Transportation COBOL Software is all of the COBOL software that Celerity obtained through the acquisition of Somerset Automation, Inc., on December 8, 1997, plus all of the subsequent versions which have been developed from the date of that acquisition through the date of this Agreement. Without limiting the generality of the foregoing, the Transportation COBOL Software is further defined, without any limitation, as a system that (a) provides carrier selection through customer freight invoicing functionality for the management of transportation vehicles and labor throughout a transportation operation and/or multiple transportation operations from one computer, (b) transfers information with various customer systems through a non-custom parameter file based standard Electronic Data Interchange interface, (c) interfaces in both real time and batch mode with the WMS COBOL Software, (d) utilizes many Third Party Tools for the development and maintenance of its versions, and (e) incorporates all of the functionality at the Licensor's past and/or current customers.

Capitalized terms which are used in this Description of Transportation COBOL Software and which are not otherwise defined herein shall have the meaning given to them in the Agreement.

                                    EXHIBIT E

                                THIRD PARTY TOOLS

    Tool Name                               Tool Description                                   Purpose
Oracle 7.3.x                            Relational Database                           WMS Server Engine

Personal Oracle 7.3.x                   Relational Database for Laptop                WMS Server Engine for demos on Laptop

Delphi 3.02 Development Version         Client Development Environment                WMS Client

SQR 4.3 Visual Scribe                   Report writer                                 WMS Reports

Microsoft Visual C++                    Programming Language                          WMS RF

Pro-C Compiler 2.2.4                    Pre Compiler for C                            WMS RF to pre-compile SQL based C code into C
                                                                                      code

Vermont Views Libraries 4.05            Emulation package                             WMS RF

WinRunner 5.1                           Automated Testing                             Testing

ERWIN Version 4                         Database documentation                        Documentation/printouts of the database
                                                                                      schema and relationships

Star Team Version 4                     Version Control                               Version Control

SQL Navigator                           Oracle PL/SQL debugger                        Debugging PL/SQL code running on the server

PL/SQL Oracle Debugger                  Oracle PL/SQL debugger                        Debugging PL/SQL code running on the server

Doc to Help                             Online Help documentation Tool                Creation of online documentation for help
                                                                                      screens integrated into the application

ACU-COBOL 85                            Programming language                          Development of the ACU-COBOL based products

TCAL                                    Telxon hand held programming language         Development of the TELXON hand helds

KEDIT                                   DOS Editor for the programming language       Text editor used to create and modify the
                                                                                      COBOL code

RCS                                     Version Control Software                      Version Control for the ACU-COBOL applications

MKS Toolkit                             UNIX environment emulation for DOS and        Creates a UNIX shell environment for creating
                                        Windows                                       shell scripts and tools in a DOS or Windows

                                                                                      environment that run in a UNIX environment

Exceed                                  Terminal Emulation Package                    Allows PC's to emulate different types of
                                                                                      terminals for access to servers running
                                                                                      operating systems such as UNIX
Visio Professional                      Flow charting tool                            Software to assist in the creation of flow
                                                                                      charts

                                    EXHIBIT F

                                CURRENT LICENSEES


This exhibit was not considered material information and therefore has not been included in the filing July 13, 1999 10K filing.

                                    EXHIBIT G

                            INITIAL SHARED LEADS LIST

This exhibit was not considered material information and therefore has not been included in the filing July 13, 1999 10K filing.

                                    EXHIBIT H

                              FORBEARANCE AGREEMENT


This exhibit was not considered material information and therefore has not been included in the filing July 13, 1999 10K filing.

                                    EXHIBIT I

                              MINIMUM ROYALTY FEES


                   Products                   Year 1    Year 2    Year 3    Year 4    Year 5
UNIX-based Radio Frequency Enabled WMS       $30,000   $24,000   $18,000   $12,000   $ 6,000

UNIX-based Non-Radio Frequency Enabled WMS   $22,500   $18,000   $13,500   $ 9,000   $ 4,500

NT Radio Frequency Enabled WMS               $22,500   $18,000   $13,500   $ 9,000   $ 4,500

NT Non-Radio Frequency Enabled WMS           $15,000   $12,000   $ 9,000   $ 6,000   $ 3,000